Exhibit 99.1
Kimberly-Clark Announces Third Quarter Results, Reaffirms 2026 Standalone Outlook
Well-positioned to capitalize on a generational value creation opportunity and drive the next phase of durable growth

DALLAS, November 5, 2026 - Kimberly-Clark Corporation (Nasdaq: KMB) today reported third quarter 2026 results reflecting continued innovation-driven momentum and industry-leading productivity, despite several significant, discrete unfavorable impacts.
“The completion of our Kenvue transaction earlier this week marks a defining moment in the 154 year history of Kimberly-Clark. We embark on an exciting next chapter focused on delivering better care, in more hands, and enabling smarter health.” said Kimberly-Clark Chairman and CEO Mike Hsu. “Our third quarter results reflect a dynamic operating environment and several discrete impacts. Our team continues to execute with agility, and the underlying momentum of our business remains strong. We’re excited to join forces with our Kenvue colleagues and apply our playbook and capabilities across the combined company. We are confident that our proven growth engine, and our continued industry-leading productivity gains, will enable us to build on the momentum we have achieved through Powering Care.”
Hsu continued, “I want to thank all of our Kimberly-Clark employees for their contributions to our transformation, and extend a warm welcome to our Kenvue colleagues. Our teams are energized and focused on realizing the unique, generational value creation opportunity in front of us. As one company, we are well positioned to deliver extraordinary care and lead the future of consumer health.”
Quarter Highlights
•Unless otherwise noted, reported results in this release are based on continuing operations and exclude the International Family Care and Professional ("IFP") business, which is reported as discontinued operations.
•Delivered net sales of $4.1 billion, down 0.4 percent, while organic sales declined 1.3 percent.
•Gross margin was 34.9 percent; adjusted gross margin was 35.5 percent, down 130 basis points versus the prior year.
•Operating profit for the quarter was $516 million, while adjusted operating profit was $677 million, down 0.9 percent versus the prior year.
•Diluted earnings per share ("EPS") from continuing operations were $1.19; adjusted EPS from continuing operations were $1.70, up 17.2 percent versus the prior year.
•Diluted EPS attributable to Kimberly-Clark were $5.37; adjusted EPS attributable to Kimberly-Clark were $1.70, down 6.6 percent versus the prior year.
Third Quarter 2026 Results
Net sales of $4.1 billion were relatively flat compared to the prior year, as favorable impacts from sales recognized under supply agreements with the Arbex Joint Venture and favorable currency impacts were largely offset by a decline in organic sales. Organic sales declined 1.3 percent, including an approximately 270 basis point headwind from the China social media disruption, as well as additional headwinds from retailer year-over-year inventory movements in North America.
Gross margin was 34.9 percent compared to 36.0 percent in the prior year, inclusive of $29 million, or approximately 70 basis points, and $34 million, or approximately 80 basis points, respectively, of charges related to the 2024 Transformation Initiative. Excluding these charges, adjusted gross margin was 35.5 percent, a decrease of 130 basis points versus the prior year, driven by unfavorable pricing net of cost inflation and supply chain related investments, partially offset by strong productivity savings.
Third quarter operating profit was $516 million compared to $621 million in the prior year. Current quarter results included charges of $55 million related to the 2024 Transformation Initiative and $106 million related to the Kenvue Acquisition. Prior year results included $62 million of charges related to the 2024 Transformation Initiative. Excluding these items, adjusted operating profit was $677 million compared to $683 million, a decrease of 0.9 percent, driven by unfavorable pricing net of cost inflation and headwinds from the China social media disruption of approximately 530 basis points, partially offset by lower marketing, research and general expenses.
Net interest expense was $32 million versus $59 million in the prior year primarily driven by lower interest expense.
The third quarter effective tax rate was 20.2 percent, compared to 45.4 percent in the prior year. On an adjusted basis, the effective rate was 19.5 percent compared to 26.5 percent in the prior year. The year-on-year impact was driven primarily by a combination of transitory impacts in the prior year from the One Big Beautiful Bill Act ("OBBBA") and benefits in the current year from certain tax initiatives.
Net income of equity companies was $29 million compared to $46 million in the prior year. The decrease was primarily driven by our share of the Arbex Joint Venture's net loss of $20 million, which was inclusive of $51 million pre-tax ($38 million after-tax) of acquisition accounting and restructuring charges.
Income from discontinued operations, net of income taxes was $1.4 billion compared to $110 million in the prior year. Current year results included a pre-tax gain of approximately $1.4 billion recognized upon completion of the IFP Transaction and $52 million of pre-tax separation costs. Prior year results included $17 million of pre-tax separation costs. Excluding these items, adjusted income (loss) from discontinued operations was $(1) million compared to $123 million in the prior year, reflecting the completion of the IFP Transaction on July 1, 2026.
Diluted EPS from continuing operations were $1.19 compared to $1.01 in the prior year. These reported amounts are inclusive of net charges of $0.51 and $0.44, respectively, for certain items discussed above that management does not believe reflect our underlying and ongoing operations. Excluding these items, adjusted EPS from continuing operations were $1.70, up 17.2 percent, primarily driven by lower net interest expense and a lower adjusted effective tax rate.
Diluted EPS attributable to Kimberly-Clark were $5.37 compared to $1.34 in the prior year. These reported amounts are inclusive of a net benefit of $3.67 and net charges of $0.48, respectively, for certain items discussed above that management does not believe reflect our underlying and ongoing operations. Excluding these items, adjusted EPS attributable to Kimberly-Clark were $1.70, down 6.6 percent, primarily driven by lower adjusted operating profit and adjusted income (loss) from discontinued operations partially offset by lower net interest expense and a lower adjusted effective tax rate.

Year-To-Date Results
For the first nine months, net sales of $12.5 billion increased 1.0 percent, as organic sales growth of 0.3 percent and favorable currency impacts of 1.1 percent were partially offset by a 0.5 percent decline from the exit of the company's private label diaper business in the US partially offset by sales recognized under supply agreements with the Arbex Joint Venture. Organic sales growth was driven by volume-plus-mix growth of 1.0 percent, partially offset by lower pricing of 0.7 percent.
For the first nine months, gross margin was 36.7 percent compared to 36.0 percent in the prior year, inclusive of $93 million, or approximately 70 basis points, and $169 million, or approximately 140 basis points, respectively, of charges related to the 2024 Transformation Initiative. Excluding these charges, adjusted gross margin of 37.4 percent was flat versus the prior year, as one-time tariff refunds and strong productivity savings were largely offset by unfavorable pricing net of cost inflation and supply chain related investments.
Year-to-date operating profit was $1.9 billion compared to $1.8 billion in the prior year, inclusive of net charges of $264 million and $258 million, respectively, for certain items that management does not believe reflect our underlying and ongoing operations. Excluding these items, adjusted operating profit was $2.2 billion compared to $2.1 billion, an increase of 3.0 percent primarily driven by strong productivity savings and favorable currency impacts, partially offset by headwinds from the China social media disruption of approximately 210 basis points.
Year-to-date effective tax rate was 27.5 percent, compared to 30.6 percent in the prior year. On an adjusted basis, the effective rate was 22.3 percent compared to 22.6 percent in the prior year, with the decrease consistent with the third quarter discussion above.
Net income of equity companies of $137 million was flat versus the prior year, as our share of the Arbex Joint Venture's net loss of $20 million, inclusive of acquisition accounting and restructuring charges discussed in the third quarter results above, was offset by higher earnings from Kimberly-Clark de Mexico, S.A.B. de C.V., primarily reflecting favorable currency impacts.
Income from discontinued operations, net of income taxes was $1.4 billion compared to $281 million in the prior year. Current year results included a pre-tax gain of approximately $1.4 billion recognized upon completion of the IFP Transaction, $156 million of pre-tax separation costs and net tax charges of $104 million related to certain reorganization activities associated with the IFP Transaction. Prior year results included $50 million of pre-tax separation costs. Excluding these items, adjusted income from discontinued operations was $231 million compared to $325 million in the prior year, a decrease of 28.9 percent, primarily driven by the inclusion of a full nine months of results for the IFP Business in the prior year.
For the first nine months, diluted EPS from continuing operations were $4.10 compared to $3.73 in the prior year. These reported amounts are inclusive of net charges of $1.00 and $0.97, respectively, for certain items discussed above that management does not believe reflect our underlying and ongoing operations. Excluding these items, adjusted EPS from continuing operations were $5.10, up 8.5 percent, driven by higher adjusted operating profit and lower net interest expense.
Diluted EPS attributable to Kimberly-Clark were $8.41 compared to $4.57 in the prior year. These reported amounts are inclusive of a net benefit of $2.62 and net charges of $1.10, respectively, for certain items discussed above that management does not believe reflect our underlying and ongoing operations. Excluding these items, adjusted EPS attributable to Kimberly-Clark were $5.79, up 2.1 percent, driven by higher adjusted operating profit and lower net interest expense, partially offset by lower adjusted income from discontinued operations.
Business Segment Results
(Unaudited)

Q3 change vs year ago (%)	Volume	Mix/Other	Net Price	Divestitures and Business Exits(c)	Currency Translation	Total(a)	Organic(b)
Consolidated	(0.3)	0.1	(1.1)	0.7	0.3	(0.4)	(1.3)
NA	2.0	0.1	(1.8)	0.6	(0.1)	0.9	0.4
IPC	(4.6)	—	0.1	0.9	0.9	(2.8)	(4.6)

YTD change vs year ago (%)	Volume	Mix/Other	Net Price	Divestitures and Business Exits(c)	Currency Translation	Total(a)	Organic(b)
Consolidated	0.7	0.3	(0.7)	(0.5)	1.1	1.0	0.3
NA	1.2	0.1	(0.8)	(0.9)	0.1	(0.3)	0.5
IPC	(0.1)	0.8	(0.5)	0.3	3.0	3.4	0.1
(a)    Total may not sum across due to rounding.
(b)    Represents the change in net sales excluding the impacts of currency translation and divestitures and business exits. Organic Sales Growth is a non-GAAP financial measure. See "Summary of Non-GAAP Financial Measures" below for reconciliations of our GAAP to non-GAAP measures.
(c)    Impact of the exit of the company's private label diaper business in the United States and other exited businesses and markets in conjunction with the 2024 Transformation Initiative. Also includes the impact of sales recognized under supply agreements with the Arbex Joint Venture formed as part of the IFP Transaction.
North America ("NA")
Net sales of $2.7 billion increased 0.9 percent in the quarter, driven by transactions with the Arbex Joint Venture under supply agreements and organic sales growth of 0.4 percent. Organic sales benefitted from strong volume-led growth of 2.0 percent, despite an unfavorable impact of approximately 130 basis points from retailer year-over-year inventory movements, partially offset by lower pricing from increased promotional activity. Year-to-date organic sales increased 0.5 percent as volume growth of 1.2 percent, led by gains in Family Care and Professional categories, was partially offset by lower pricing from increased promotional activity.
Operating profit of $657 million increased 2.7 percent in the quarter driven by strong productivity savings and lower advertising spend, partially offset by unfavorable pricing net of cost inflation and supply chain related investments. Year-to-date operating profit was up 1.6 percent, as strong productivity savings and one-time tariff refunds more than offset unfavorable pricing net of cost inflation and a 200 basis point headwind from business exits.

International Personal Care ("IPC")
Net sales of $1.4 billion decreased 2.8 percent in the quarter, as transactions with the Arbex Joint Venture under supply agreements and favorable currency impacts were more than offset by a decline in organic sales. Organic sales decreased 4.6 percent, as growth in South Korea, Indonesia and Enterprise Markets was more than offset by an approximately 770 basis point headwind from the China social media disruption. Year-to-date organic sales growth was relatively flat compared to the prior year, as volume-plus-mix gains of 0.7 percent, driven by growth across our International Personal Care markets, despite an approximately 300 basis point headwind from the China social media disruption, were largely offset by lower pricing.
Operating profit of $144 million decreased 32.7 percent in the quarter driven by higher input costs and an approximately 16.8 percent headwind from the China social media disruption, partially offset by strong productivity savings. Year-to-date operating profit decreased 3.7 percent, as unfavorable pricing net of cost inflation and an approximately 7.4 percent headwind from the China social media disruption were partially offset by strong productivity savings and favorable currency impacts.
Cash Flow and Balance Sheet
For the first nine months of 2026 cash provided by operations (inclusive of discontinued operations) was $2.4 billion compared to $1.8 billion last year. Year-to-date capital spending was $1.0 billion compared to $741 million last year and the company returned $1.3 billion to shareholders through dividends. Total debt from continuing operations was $6.5 billion as of September 30, 2026, down from $7.2 billion as of December 31, 2025.
2026 Outlook
The company continues to expect 2026 Organic Sales Growth to be approximately 100 basis points below its weighted average category growth in the categories and countries it competes, which is approximately 1.7 percent on a trailing twelve-month basis. This primarily reflects realized and potential unfavorable impacts amounting to approximately 100 basis points at a total company level from the previously disclosed China social media disruptions. Adjusted Operating Profit is expected to grow mid-single digits on a constant-currency basis. Adjusted Earnings Per Share from Continuing Operations are expected to grow high single digits on a constant-currency basis. Adjusted Earnings Per Share Attributable to Kimberly-Clark are expected to see a low single digit decline on a constant-currency basis.
This outlook reflects assumptions subject to change given the macro environment.
Supplemental Materials and Live Webcast
Supplemental materials will be available beginning at approximately 6:30 a.m. Eastern Standard Time on the company's Investor Relations website at investor.kimberly-clark.com. Kimberly-Clark will host a live Q&A session with investors and analysts on November 5, 2026, at 8:00 a.m. Eastern Standard Time, which can be accessed through the same website. A replay of the webcast will be available following the event.
About Kimberly-Clark
Kimberly-Clark (NASDAQ: KMB) is the preeminent global health and wellness leader, built to deliver extraordinary care. Our portfolio of iconic personal care and consumer health brands, including Huggies, Listerine, Cottonelle, Neutrogena, Depend, Tylenol, Kleenex, Johnson’s, Kotex and Scott, serves consumers across every stage of life in more than 175 countries. We combine consumer-led innovation, leading brand-building and commercial capabilities, and a fast and agile operating model to raise the standard of care for billions of people around the world. We are committed to using sustainable practices designed to support a healthy planet, build strong communities, and enable our business to thrive for decades to come. The KMB stock is a large cap growth and value stock and core S&P 500 equity held by more than 400 Exchange Traded Funds. Kimberly-Clark is considered a Dividend Aristocrat, having paid a dividend for 92 consecutive years and increasing its dividend in each of the past 54 consecutive years. To keep up with the latest news and learn more about the company's more than 150-year history, visit kimberly-clark.com.
Copies of Kimberly-Clark's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company's website on the same day they are filed with the SEC. To view these filings, visit investor.kimberly-clark.com.
Forward-Looking Statements
Certain matters contained in this press release concerning our plans and expectations regarding the integration of Kenvue, which we acquired on November 2, 2026, including anticipated synergies, cost savings, integration costs and the timing thereof, the Kenvue Integration Program, including estimates of charges, that we expect to incur in connection with the Kenvue Integration Program, and the timing thereof, the International Family Care and Professional (“IFP”) joint venture (the “Arbex Joint Venture”) transaction with Suzano (“IFP Transaction”), the business outlook, including raw material, energy and other input costs, the anticipated charges and savings from the 2024 Transformation Initiative, cash flow and uses of cash, our indebtedness, including indebtedness incurred or assumed in connection with the Kenvue Acquisition, and anticipated deleveraging, growth initiatives, innovations, marketing and other spending, net sales, anticipated currency rates and exchange risks, including the impact in Argentina and Türkiye, effective tax rate, contingencies, including the outcome of legal proceedings, and anticipated transactions of Kimberly-Clark, including dividends, share repurchases and pension contributions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are based upon management’s expectations and beliefs concerning future events impacting Kimberly-Clark. There can be no assurance that these future events will occur as anticipated or that our results will be as estimated. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to publicly update them.
The assumptions used as a basis for the forward-looking statements include many estimates that, among other things, depend on the successful integration of Kenvue and the achievement of future cost savings and projected volume increases. In addition, many factors outside our control could affect the realization of these estimates. These include risks and uncertainties related to the Kenvue Acquisition and the integration of Kenvue’s business, including the risk that the anticipated benefits, synergies and cost savings of the Kenvue Acquisition may not be realized when expected or at all, the risk that integration costs may be higher than expected, the risk that we are not able to realize the anticipated benefits of the Kenvue Integration Program, risks related to the preliminary nature of the estimate of the charges and capital expenditures to be incurred in connection with the Kenvue Integration Program, which is subject to change, risks related to any delays in the timing for implementing the Kenvue Integration Program or potential disruptions to our business or operations as we execute on the Kenvue Integration Program, the risk of loss of key employees, customers, suppliers or other business counterparties, the risk of disruption to our or Kenvue’s operations, the risk of litigation related to the Kenvue Acquisition, our substantially increased indebtedness following the Kenvue Acquisition and our ability to reduce our indebtedness, maintain our credit ratings and refinance indebtedness on favorable terms, legal proceedings and governmental investigations, indemnification obligations to J&J, and the sufficiency of, and J&J’s ability to satisfy, its indemnification obligations, risks related to the IFP Transaction, including risks related to the incurrence of significant transaction and separation costs, adverse market reactions, regulatory or legal challenges, and operational disruptions, our ability to realize the anticipated benefits of the 2024 Transformation Initiative (including risks related to disruptions to our business or operations or related to any delays in implementation), war in Ukraine (including the related responses of consumers, customers, and suppliers and sanctions issued by the U.S., the European Union, Russia or other countries), government trade or similar regulatory actions (including current and potential trade and tariff actions affecting the countries where we operate and the resulting negative impacts on our supply chain, commodity costs, and consumer spending), pandemics, epidemics, fluctuations in foreign currency exchange rates, the prices and availability of our raw materials, supply chain disruptions, disruptions in the capital and credit markets, counterparty defaults (including customers, suppliers and financial institutions with which we do business), failure to realize the expected benefits or synergies from our other acquisition and disposition activity, impairment of goodwill and intangible assets, including those recorded in connection with the Kenvue Acquisition, and our projections of operating results and other factors that may affect our impairment testing, changes in customer preferences, severe weather conditions, regional instabilities and hostilities (including the war in Iran), potential competitive pressures on selling prices for our products, energy costs, general economic and political conditions globally and in the markets in which we do business, and our ability to maintain key customer relationships.
The factors described under Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025, as updated by Part II, Item 1A, “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2026, or in our other SEC filings, among others, could cause our future results to differ from those expressed in any forward-looking statements made by us or on our behalf. Other factors not presently known to us or that we presently consider immaterial could also affect our business operations and financial results.

KIMBERLY-CLARK CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Millions, except per share amounts)
(Unaudited)

	Three Months Ended September 30
	2026	2025	Change
Net Sales	$4,134	$4,150	(0.4%)
Cost of products sold	2,693	2,657	1.4%
Gross Profit	1,441	1,493	(3.5%)
Marketing, research and general expenses	912	855	6.7%
Other (income) and expense, net	13	17	(23.5%)
Operating Profit	516	621	(16.9%)
Nonoperating expense	(13)	(16)	(18.8%)
Interest income	16	6	166.7%
Interest expense	(48)	(65)	(26.2%)
Income from Continuing Operations Before Income Taxes and Equity Interests	471	546	(13.7%)
Provision for income taxes	(95)	(248)	(61.7%)
Income from Continuing Operations Before Equity Interests	376	298	26.2%
Share of net income of equity companies	29	46	(37.0%)
Income from Continuing Operations	405	344	17.7%
Income from Discontinued Operations, Net of Income Taxes	1,395	110	N.M.
Net Income	1,800	454	296.5%
Net income attributable to noncontrolling interests	(7)	(8)	(12.5%)
Net Income Attributable to Kimberly-Clark Corporation	$1,793	$446	302.0%

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic:
Continuing operations	$1.20	$1.01	18.8%
Discontinued operations	4.19	0.33	N.M.
Basic Earnings per Share	$5.39	$1.34	302.2%

Diluted:
Continuing operations	$1.19	$1.01	17.8%
Discontinued operations	4.18	0.33	N.M.
Diluted Earnings per Share	$5.37	$1.34	300.7%

Cash Dividends Declared	$1.28	$1.26	1.6%

Common Shares Outstanding	September 30
	2026	2025
Outstanding shares as of	332.6	331.9
Average diluted shares for three months ended	333.7	333.1

N.M. - Not Meaningful

KIMBERLY-CLARK CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Millions, except per share amounts)
(Unaudited)

	Nine Months Ended September 30
	2026	2025	Change
Net Sales	$12,486	$12,367	1.0%
Cost of products sold	7,908	7,909	—%
Gross Profit	4,578	4,458	2.7%
Marketing, research and general expenses	2,836	2,573	10.2%
Other (income) and expense, net	(160)	41	N.M.
Operating Profit	1,902	1,844	3.1%
Nonoperating expense	(40)	(50)	(20.0%)
Interest income	25	18	38.9%
Interest expense	(159)	(196)	(18.9%)
Income from Continuing Operations Before Income Taxes and Equity Interests	1,728	1,616	6.9%
Provision for income taxes	(476)	(495)	(3.8%)
Income from Continuing Operations Before Equity Interests	1,252	1,121	11.7%
Share of net income of equity companies	137	137	—%
Income from Continuing Operations	1,389	1,258	10.4%
Income from Discontinued Operations, Net of Income Taxes	1,436	281	411.0%
Net Income	2,825	1,539	83.6%
Net income attributable to noncontrolling interests	(22)	(17)	29.4%
Net Income Attributable to Kimberly-Clark Corporation	$2,803	$1,522	84.2%

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic:
Continuing operations	$4.11	$3.74	9.9%
Discontinued operations	4.33	0.85	409.4%
Basic Earnings per Share	$8.44	$4.59	83.9%

Diluted:
Continuing operations	$4.10	$3.73	9.9%
Discontinued operations	4.31	0.84	413.1%
Diluted Earnings per Share	$8.41	$4.57	84.0%

Cash Dividends Declared	$3.84	$3.78	1.6%

Common Shares Outstanding	September 30
	2026	2025
Average diluted shares for nine months ended	333.4	333.2

N.M. - Not Meaningful

KIMBERLY-CLARK CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Millions)
(Unaudited)

	September 30, 2026	December 31, 2025
ASSETS
Current Assets
Cash and cash equivalents	$1,874	$688
Accounts receivable, net	1,975	1,892
Inventories	1,579	1,475
Other current assets	517	535
Current assets of discontinued operations	—	720
Total Current Assets	5,945	5,310
Property, Plant and Equipment, Net	7,067	6,775
Investments in Equity Companies	1,592	330
Goodwill	1,828	1,839
Other Intangible Assets, Net	72	77
Other Assets	1,215	1,062
Non-current Assets of Discontinued Operations	—	1,705
TOTAL ASSETS	$17,719	$17,098

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Debt payable within one year	$621	$694
Trade accounts payable	3,417	3,388
Accrued expenses and other current liabilities	2,205	1,888
Dividends payable	423	415
Current liabilities of discontinued operations	—	740
Total Current Liabilities	6,666	7,125
Long-Term Debt	5,870	6,474
Non-current Employee Benefits	556	605
Deferred Income Taxes	420	445
Other Liabilities	1,111	646
Non-current Liabilities of Discontinued Operations	—	151
Redeemable Preferred Securities of Subsidiaries	22	22
Stockholders' Equity
Kimberly-Clark Corporation	2,932	1,502
Noncontrolling Interests	142	128
Total Stockholders' Equity	3,074	1,630
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$17,719	$17,098

KIMBERLY-CLARK CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Millions)
(Unaudited)

	Nine Months Ended September 30
	2026	2025
Operating Activities
Net income	$2,825	$1,539
Depreciation and amortization	544	616
Stock-based compensation	106	115
Deferred income taxes	(177)	204
Net (gains) losses on asset and business dispositions	(1,497)	42
Equity companies' earnings (in excess of) less than dividends paid	(48)	(56)
Operating working capital	265	(679)
Proceeds from long-term license agreement	444	—
Postretirement benefits	1	17
Other	(55)	7
Cash Provided by Operations	2,408	1,805
Investing Activities
Capital spending	(1,039)	(741)
Proceeds from asset and business dispositions	445	12
Investments in time deposits	(210)	(375)
Maturities of time deposits	223	416
Other	29	38
Cash Used for Investing	(552)	(650)
Financing Activities
Cash dividends paid	(1,268)	(1,242)
Change in short-term debt	(274)	414
Debt proceeds	1,329	—
Debt repayments	(400)	(550)
Proceeds from exercise of stock options	—	40
Repurchases of common stock	—	(140)
Cash dividends paid to noncontrolling interests	(15)	(18)
Other	(45)	(75)
Cash Used for Financing	(673)	(1,571)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(10)	29
Change in Cash and Cash Equivalents	1,173	(387)

Cash and cash equivalents from continuing operations - beginning of period	688	1,010
Cash and cash equivalents from discontinued operations - beginning of period(a)	13	11
Cash and Cash Equivalents - Beginning of Period	701	1,021

Cash and cash equivalents from continuing operations - end of period	1,874	617
Cash and cash equivalents from discontinued operations - end of period(a)	—	17
Cash and Cash Equivalents - End of Period	$1,874	$634
(a)    Included in Current assets of discontinued operations for periods prior to the completion of the IFP Transaction.

KIMBERLY-CLARK CORPORATION
BUSINESS SEGMENT RESULTS
(Millions)
(Unaudited)

	Three Months Ended September 30			Nine Months Ended September 30
	2026	2025	Change	2026	2025	Change
Net Sales
NA	$2,738	$2,714	0.9%	$8,087	$8,112	(0.3%)
IPC	1,396	1,436	(2.8%)	4,399	4,255	3.4%
Total Net Sales	$4,134	$4,150	(0.4%)	$12,486	$12,367	1.0%

Operating Profit
NA	$657	$640	2.7%	$2,005	$1,973	1.6%
IPC	144	214	(32.7%)	575	597	(3.7%)
Segment Operating Profit(a)	801	854	(6.2%)	2,580	2,570	0.4%
Corporate & Other(b)	(285)	(233)	22.3%	(678)	(726)	(6.6%)
Total Operating Profit	$516	$621	(16.9%)	$1,902	$1,844	3.1%
(a)Segment Operating Profit is a non-GAAP financial measure as it excludes certain results included within Corporate & Other, as discussed below. Refer to "Summary of Non-GAAP Financial Measures" below for further discussion of how we utilize non-GAAP financial measures. As shown above, we have included a reconciliation to Total Operating Profit, as determined in accordance with GAAP.
(b)Corporate & Other includes income and expense not associated with the ongoing operations of the segments, including certain operations of the former IFP segment that were divested prior to the IFP Transaction and costs previously allocated to the former IFP segment that aren't reported as discontinued operations.

SUMMARY OF NON-GAAP FINANCIAL MEASURES
The following provides the reconciliation of the non-GAAP financial measures provided in this press release to the most closely related GAAP measure. These measures include: Organic Sales Growth, Adjusted Gross Profit, Adjusted Operating Profit, Adjusted Earnings per Share from Continuing Operations, Adjusted Earnings per Share Attributable to Kimberly-Clark, Adjusted Effective Tax Rate, and Adjusted Income from Discontinued Operations. Unless specifically stated, all discussions regarding non-GAAP financial measures reflect results from our continuing operations for all periods presented.
•Organic Sales Growth is defined as the change in Net Sales, as determined in accordance with U.S. GAAP, excluding the impacts of currency translation and divestitures and business exits.
•Adjusted Gross and Operating Profit, Adjusted Earnings per Share from Continuing Operations, Adjusted Earnings per Share Attributable to Kimberly-Clark, Adjusted Effective Tax Rate, and Adjusted Income from Discontinued Operations are defined as Gross Profit, Operating Profit, Diluted Earnings per Share from Continuing Operations, Diluted Earnings per Share Attributable to Kimberly-Clark, Effective Tax Rate, and Income from Discontinued Operations, Net of Income Taxes, respectively, as determined in accordance with U.S. GAAP, excluding the impacts of certain items that management believes do not reflect our underlying operations, and which are discussed in further detail below.
The income tax effect of these non-GAAP items on the company's Adjusted Earnings per Share from Continuing Operations, Adjusted Earnings per Share Attributable to Kimberly-Clark and Adjusted Income from Discontinued Operations is calculated based upon the tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment. The impact of these non-GAAP items on the company’s effective tax rate represents the difference in the effective tax rate calculated with and without the non-GAAP adjustment on pre-tax income and provision for income taxes.
We use these non-GAAP financial measures to assist in comparing our performance on a consistent basis for purposes of business decision making by removing the impact of certain items that we do not believe reflect our underlying and ongoing operations. We believe that presenting these non-GAAP financial measures is useful to investors because it (i) provides investors with meaningful supplemental information regarding financial performance by excluding certain items, (ii) permits investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provides supplemental information that may be useful to investors in evaluating our results. We believe that the presentation of these non-GAAP financial measures, when considered together with the corresponding U.S. GAAP financial measures and the reconciliation to those measures, provides investors with additional understanding of the factors and trends affecting our business than could be obtained absent these disclosures.
These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures, and they should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items being excluded. We compensate for these limitations by using these non-GAAP financial measures as a supplement to the GAAP measures and by providing reconciliations of the non-GAAP and comparable GAAP financial measures. Certain non-GAAP financial measures referenced in this press release are presented on a forward-looking basis. Kimberly-Clark does not provide a reconciliation of these forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures on a forward-looking basis because it is unable to predict certain adjustment items without unreasonable effort. Please note that these items could be material to Kimberly-Clark’s results calculated in accordance with GAAP.
The non-GAAP financial measures exclude the following items for the relevant time periods:
•2024 Transformation Initiative - We initiated this transformation to create a more agile and focused operating structure that will accelerate our proprietary pipeline of innovation in right-to-win spaces and improve our growth trajectory, profitability, and returns on investment.
•Kenvue Acquisition - Acquisition-related costs incurred in connection with the Kenvue Acquisition, primarily related to external advisory, legal, accounting, and other related costs.
•Unrealized (Gains) Losses on Commodity Hedges - Mark‑to‑market impacts from undesignated commodity derivatives utilized to mitigate price volatility for forecasted transactions. These mark-to-market impacts are excluded until the related gains and losses are realized in order to facilitate comparisons of our underlying operating performance across periods.

•Brazil Business Tax Credits - Favorable legal ruling resolving certain matters related to prior years' business taxes in Brazil.
•Insurance Recovery – Settlement of insurance claims related to a previous acquisition.
•Equity Company Adjustments - Kimberly-Clark's proportionate share of charges recognized by the Arbex Joint Venture formed as part of the completion of the IFP Transaction for certain acquisition-related accounting impacts and restructuring charges.
•IFP Repatriated Earnings – In connection with the IFP Transaction, we recognized deferred tax liabilities for certain permanently reinvested earnings from the IFP Business that are expected to be repatriated.
•IFP Separation Costs - Costs incurred in connection with the IFP Transaction related to external advisory, legal, accounting, contractor and other incremental costs, and are reported in discontinued operations.
•IFP Reorganization Tax Charges - Net income tax charges primarily related to the U.S. federal tax impacts from an intercompany intellectual property transaction and reorganization activities completed in connection with the IFP Transaction.
•IFP Transaction Gain - Gain recognized in connection with the completion of the IFP Transaction.
•IFP Tax Basis Adjustment - In connection with the IFP Transaction, we recognized a deferred tax liability on the difference between our book and tax basis for certain of our investments in subsidiaries reported as discontinued operations.
•U.S. Tax Reform Related Matters (OBBBA) - In 2025, we recognized a valuation allowance on prior year U.S. foreign tax credits as a result of provisions within the One Big Beautiful Bill Act ("OBBBA") that impact our ability to use credits.
The following tables provide a reconciliation of Organic Sales Growth from continuing operations:

	Three Months Ended September 30, 2026
	Percent change vs. the prior year period
	NA	IPC	Total
Net Sales Growth	0.9	(2.8)	(0.4)
Currency Translation	0.1	(0.9)	(0.3)
Divestitures and Business Exits	(0.6)	(0.9)	(0.7)
Organic Sales Growth(a)	0.4	(4.6)	(1.3)

	Nine Months Ended September 30, 2026
	Percent change vs. the prior year period
	NA	IPC	Total
Net Sales Growth	(0.3)	3.4	1.0
Currency Translation	(0.1)	(3.0)	(1.1)
Divestitures and Business Exits	0.9	(0.3)	0.5
Organic Sales Growth(a)	0.5	0.1	0.3
(a)    Table may not foot due to rounding.
The following table provides a reconciliation of Adjusted Gross Profit from continuing operations:

	Three Months Ended September 30		Nine Months Ended September 30
	2026	2025	2026	2025
Gross Profit	$1,441	$1,493	$4,578	$4,458
2024 Transformation Initiative	29	34	93	169
Unrealized (Gains) Losses on Commodity Hedges	(2)	—	(2)	—
Adjusted Gross Profit	$1,468	$1,527	$4,669	$4,627

The following table provides a reconciliation of Adjusted Operating Profit from continuing operations:

	Three Months Ended September 30		Nine Months Ended September 30
	2026	2025	2026	2025
Operating Profit	$516	$621	$1,902	$1,844
2024 Transformation Initiative	55	62	160	258
Kenvue Acquisition	106	—	263	—
Unrealized (Gains) Losses on Commodity Hedges	(2)	—	(2)	—
Brazil Business Tax Credits	2	—	(37)	—
Insurance Recovery	—	—	(120)	—
Adjusted Operating Profit	$677	$683	$2,166	$2,102
The following table provides a reconciliation of Adjusted Earnings per Share from continuing operations:

	Three Months Ended September 30		Nine Months Ended September 30
	2026	2025	2026	2025
Diluted Earnings per Share	$1.19	$1.01	$4.10	$3.73
2024 Transformation Initiative	0.13	0.14	0.34	0.64
Kenvue Acquisition	0.27	—	0.70	—
Unrealized (Gains) Losses on Commodity Hedges	(0.01)	—	(0.01)	—
Brazil Business Tax Credits	—	—	(0.09)	—
Insurance Recovery	—	—	(0.32)	—
Equity Company Adjustments	0.12	—	0.12	—
IFP Repatriated Earnings	—	0.01	0.26	0.04
OBBBA	—	0.29	—	0.29
Adjusted Earnings per Share(a)	$1.70	$1.45	$5.10	$4.70
(a)    The non-GAAP adjustments included above are presented net of tax. The income tax effect of these non-GAAP items is calculated based upon the tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment. Refer to the Adjusted Effective Tax Rate reconciliation below for the tax effect of these adjustments on the company's reported provision for income taxes.

The following table provides a reconciliation of Adjusted Earnings per Share Attributable to Kimberly-Clark:

	Three Months Ended September 30		Nine Months Ended September 30
	2026	2025	2026	2025
Diluted Earnings per Share Attributable to Kimberly-Clark	$5.37	$1.34	$8.41	$4.57
2024 Transformation Initiative	0.13	0.14	0.34	0.64
Kenvue Acquisition	0.27	—	0.70	—
Unrealized (Gains) Losses on Commodity Hedges	(0.01)	—	(0.01)	—
Brazil Business Tax Credits	—	—	(0.09)	—
Insurance Recovery	—	—	(0.32)	—
Equity Company Adjustments	0.12	—	0.12	—
IFP Separation Costs	0.16	0.04	0.40	0.11
IFP Repatriated Earnings	—	0.01	0.26	0.04
IFP Reorganization Tax Charges	(0.01)	—	0.31	—
IFP Transaction Gain	(4.33)	—	(4.33)	—
IFP Tax Basis Adjustment	—	—	—	0.02
OBBBA	—	0.29	—	0.29
Adjusted Earnings per Share Attributable to Kimberly-Clark(a)	$1.70	$1.82	$5.79	$5.67
(a)    The non-GAAP adjustments included above are presented net of tax. The income tax effect of these non-GAAP items is calculated based upon the tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment. Refer to the Adjusted Effective Tax Rate reconciliation below for the tax effect of the continuing operations adjustments included herein on Kimberly-Clark’s estimated provision for income taxes. Refer to the Adjusted Income (Loss) from Discontinued Operations reconciliation below for the tax effect of the discontinued operations adjustments included herein. Equity Company Adjustments are presented net of $13 million of tax for the three and nine months ended September 30, 2026.
The following tables provide a reconciliation of the continuing operations Adjusted Effective Tax Rate:

	Three Months Ended September 30
	2026		2025
	Income from Continuing Operations Before Income Taxes and Equity Interests	Provision for Income Taxes	Income from Continuing Operations Before Income Taxes and Equity Interests	Provision for Income Taxes
As Reported	$471	$(95)	$546	$(248)
2024 Transformation Initiative	55	(11)	62	(12)
Kenvue Acquisition	106	(16)	—	—
Unrealized (Gains) Losses on Commodity Hedges	(2)	—	—	—
Brazil Business Tax Credits	2	(1)	—	—
IFP Repatriated Earnings	—	—	—	3
OBBBA	—	—	—	96
As Adjusted	$632	$(123)	$608	$(161)

Effective Tax Rate
As Reported		20.2%		45.4%
As Adjusted		19.5%		26.5%

	Nine Months Ended September 30
	2026		2025
	Income from Continuing Operations Before Income Taxes and Equity Interests	Provision for Income Taxes	Income from Continuing Operations Before Income Taxes and Equity Interests	Provision for Income Taxes
As Reported	$1,728	$(476)	$1,616	$(495)
2024 Transformation Initiative	160	(44)	261	(39)
Kenvue Acquisition	263	(31)	—	—
Unrealized (Gains) Losses on Commodity Hedges	(2)	—	—	—
Brazil Business Tax Credits	(37)	6	—	—
Insurance Recovery	(120)	14	—	—
IFP Repatriated Earnings	—	87	—	13
OBBBA	—	—	—	96
As Adjusted	$1,992	$(444)	$1,877	$(425)

Effective Tax Rate
As Reported		27.5%		30.6%
As Adjusted		22.3%		22.6%

The following table provides a reconciliation of Adjusted Income (Loss) from Discontinued Operations:

	Three Months Ended September 30		Nine Months Ended September 30
	2026	2025	2026	2025
Income from Discontinued Operations, Net of Income Taxes	$1,395	$110	$1,436	$281
IFP Separation Costs	52	17	156	50
Tax Effect on IFP Separation Costs(a)	(1)	(4)	(21)	(12)
IFP Reorganization Tax Charges	(3)	—	104	—
IFP Transaction Gain(a)	(1,444)	—	(1,444)	—
IFP Tax Basis Adjustment	—	—	—	6
Adjusted Income (Loss) from Discontinued Operations	$(1)	$123	$231	$325
(a)    The income tax effect of these non-GAAP items is calculated based upon the tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the non-GAAP adjustments. Tax amounts for the IFP Transaction Gain were not material.

Investor Relations contact: Christopher Jakubik, CFA, KC.InvestorRelations@kcc.com
Media Relations contact: Kyrsten Aspegren, media.relations@kcc.com

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